Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Agilysys, Inc.

(Exact name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, without par value	Rule 457(c) and Rule 457(h)	3,237,080(3)	$100.25	$324,517,270.00	0.00014760	$47,898.75
Total Offering Amount					$324,517,270.00		$47,898.75
Total Fee Offsets							N/A
Net Fee Due							$47,898.75

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of additional shares of common stock, without par value, of the Registrant (the “Common Stock”) that become issuable under the Registrant’s Amended and Restated 2024 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, and based on the average of the high and low prices of the Registrant’s Common Stock on September 11, 2024 as reported on the Nasdaq Global Select Market which date is within five business days prior to the filing of this Registration Statement.

(3)	Represents 3,237,080 shares of the Registrant’s Common Stock reserved for future issuance under the Registrant’s Amended and Restated 2024 Equity Incentive Plan.